NEWS RELEASE CONTACT: Kent Yee Senior Vice President, CFO www.dxpe.com THE INDUSTRIAL DISTRIBUTION EXPERTS

DXP ENTERPRISES REPORTS FOURTH QUARTER AND FISCAL 2022 RESULTS

•Fiscal 2022 sales of $1.5 billion, up 32.9 percent from fiscal 2021
•Solid full Year GAAP diluted EPS of $2.47
•$126.8 million in earnings before interest, taxes, depreciation, amortization and other non-cash charges ("Adjusted EBITDA")
•Net income of $48.2 million versus $16.5 million in fiscal 2021
•Raised an incremental $105 million in Senior Secured Term Loan B financing
•Repurchased 1.3 million shares for $35.2 million in fiscal 2022
•$46.1 million in cash and restricted cash
•Closed four acquisitions during the fiscal year - Burlingame, Drydon, Cisco, and Sullivan

Houston, TX – April 14, 2023 – DXP Enterprises, Inc. (NASDAQ: DXPE) today announced financial results for the fourth quarter and fiscal year ended December 31, 2022. The following are results for the three and twelve months ended December 31, 2022, compared to the three and twelve months ended December 31, 2021. A reconciliation of the non-GAAP financial measures can be found in the back of this press release.

Fourth Quarter 2022 financial highlights:

•Sales grew 38.6 percent to $406.3 million, compared to $293.1 million for the fourth quarter of 2021.
•Earnings per diluted share for the fourth quarter was $0.37 based upon 19.3 million diluted shares, compared to $0.05 per share in the fourth quarter of 2021, based on 19.6 million diluted shares. Excluding one-time cash charges associated with raising the incremental Term Loan B financing of $2.0 million, earnings per diluted share was $0.50 per share.
•Adjusted earnings before interest, taxes, depreciation and amortization and other non-cash charges (Adjusted EBITDA) for the fourth quarter of 2022 was $31.6 million compared to $14.8 million for the fourth quarter of 2021. Adjusted EBITDA as a percentage of sales was 7.8 percent and 5.0 percent, respectively.
Fiscal Year 2022 financial highlights:

•Sales increased 32.9 percent to $1.5 billion, compared to $1.1 billion for 2021.
• Earnings per diluted share for 2022 was $2.47 based upon 19.5 million diluted shares, compared to $0.83 per share in 2021, based on 19.8 million basic shares. Excluding one-time charges totaling $3.3 million associated with amending and extending the ABL Revolver and raising the incremental Senior Secured Term Loan B financing and other one-time non-cash charges, earnings per diluted share was $2.69 per share.
• Net income for the year increased $31.7 million to $48.1 million, compared to $16.4 million for fiscal 2021.
• Adjusted EBITDA for 2022 was $126.8 million compared to $70.2 million for 2021. Adjusted EBITDA as a percentage of sales was 8.6 percent and 6.3 percent, respectively.
David R. Little, Chairman and CEO commented, "Fiscal 2022 was another great year for DXP. DXPeople drove fourth quarter results well above expectations, with strong performance across all business segments. Broad based business strength across the business helped us deliver 33% revenue growth on a year-over-year basis. Consistent and resilient demand, along with price impacts delivered robust revenue growth in the fourth quarter on a sales per business day basis and throughout fiscal 2022. This growth has fueled a healthy momentum coming into 2023. DXP’s Innovative Pumping Solutions sales were up 65.6 percent to $231.1 million, followed by Supply Chain Services sales growing 52.3 percent at $240.4 million and Service Centers sales growing 23.6 percent to $1.0 billion. Congratulations to all of our DXPeople for their hard work and efforts to serve our customers given the headwinds of supply chain issues, supplier increases, and employee turnover."

Mr. Little continued, "The sales momentum from the fourth quarter accompanied by our backlogs has positioned us for further success as we move into 2023. Additionally, we strengthened our balance sheet in the fourth quarter, raising an incremental $105 million under our Term Loan B. The strength of the balance sheet, the balanced end markets that we have delivered upon, and our ability to continue to execute on acquisitions have set the stage for 2023. We see positive dynamics in our traditional end markets like oil & gas, as well as positive outlooks for end markets like water & wastewater. We are confident our growth strategy, coupled with a continued focus on improving margins and maintaining operational discipline will drive shareholder value."

NEWS RELEASE CONTACT: Kent Yee Senior Vice President, CFO www.dxpe.com THE INDUSTRIAL DISTRIBUTION EXPERTS

Kent Yee, CFO commented, "Fiscal 2022 financial performance reflects the execution of our end market diversification efforts, our plans to grow both organically and through acquisitions, and continuous improvement in our operations and efficiency. Total sales and adjusted EBITDA grew 32.9 percent and 80.6 percent, respectively. We delivered strong sales growth, operating margin expansion, and thus, operating leverage of 2.4x. Our fiscal 2022 diluted earnings per share was $2.47. We are pleased with the fourth quarter, and year-end results. We positioned our balance sheet in the fourth quarter to support our growth plans in 2023. DXP ended the year with $46.1 million in cash on the balance sheet and net debt of $382.1 million. DXP’s secured leverage ratio or net debt to EBITDA was 2.8:1.0 with a covenant EBITDA of $135.1 million for fiscal 2022. We continue to have momentum going into fiscal 2023 and we expect to drive both organic and acquisition driven growth while driving shareholder and stakeholder value."

Financial Strength and Liquidity
Net debt, calculated as total long-term debt, net of cash and cash equivalents, on our balance sheet as of December 31, 2022, was $382.1 million compared to $277.7 million at December 31, 2021. As of December 31, 2022, DXP has approximately $178.4 million in liquidity, consisting of $46.0 million in cash on hand and approximately $132.4 million in availability under our ABL facility.

Management Commentary
"During the fourth quarter of fiscal 2022, we delivered solid results despite the market volatility. We achieved yet another quarter of year-over-year net sales and earnings growth in addition to delivering consolidated Adj. EBITDA margins of 7.8 percent. Our fourth quarter was the strongest fourth quarter performance in the Company's history. These results demonstrate strong operational execution and the resiliency of our business model, which enables DXP to perform across the economic cycle," said David Little, Chief Executive Officer.

"As an enterprise, our performance continues to match our strategic focus of core improvement and continues to outperform expectations. Our record fiscal year operating results demonstrates our ability to execute on our goals. Supply Chain Services had a record year, at $240.4 million, catapulted by the addition of a large diversified chemical customer that we are excited to have on board. We look forward to finding similar opportunities going forward and organically growing our Supply Chain business with new customer wins and establishing new sales highs. Innovative Pumping Solutions experienced meaningful growth within our heritage 529 energy fabrication business, which is already off to a great start in 2023, along with significant growth from our recent water acquisitions which continue to perform well for DXP. Also, Service Centers had a record year at $1.0 billion in sales, driven by strong price and good demand dynamics in a variety of end markets including chemicals, manufacturing, water & wastewater and energy as well as the addition of our recent air compressor acquisitions and the overall performance of acquisitions that we have made within Service Centers since fiscal 2020," continued Little.

"Our balance sheet remains in excellent condition, as we ended the year with total liquidity of $178.4 million, including cash and cash equivalents of $46.1 million and $132.4 million available under our ABL. We believe our strong liquidity and strong counter cyclical cash generation profile will allow us to operate from a position of financial strength going forward as we continue to navigate near-term market dynamics. Sales per business day, as a broad KPI improved from the third quarter going from $6.0 million per day to $6.6 million per day or an improvement of 8.3 percent. Year-over-year, we grew sales per business day 36 percent." added Kent Yee, Senior Vice President and Chief Financial Officer.

Outlook
"As we enter our fiscal 2023, there remains a level of volatility and uncertainty that appears to be leveling as we progress through the early parts of fiscal 2023. We have high confidence in our operating teams, flexible business model and execution strategy. Our first few months fiscal 2023 performance reinforces our discipline to remain focused on what we can control. Estimated sales per business day in January and February were $5.7 million and $5.9 million per day, respectively. Looking ahead, we intend to maintain that same discipline to navigate the current environment while positioning DXP to be an even stronger company through investments to automate and modernize the business as we continue to grow organically and through acquisitions," added David Little Chief Executive Officer.

NEWS RELEASE CONTACT: Kent Yee Senior Vice President, CFO www.dxpe.com THE INDUSTRIAL DISTRIBUTION EXPERTS

2022 Sales Per Business Day Reconciliation
($ thousands, except Business days, unaudited)

	Q1	Q2	Q3	Q4
Total Sales	$319,411	$367,812	$387,314	$406,295
Business Days	64	63	64	62
Sales Per Business Day	$4,991	$5,838	$6,052	$6,553

Earnings Call Update
DXP will not host a conference call regarding December 31, 2022 fourth quarter and fiscal 2022 results but rather will provide this enhanced press release and supplemental earnings release materials including a comprehensive question and answer document. The online materials will be available at ir.dxpe.com.

Non-GAAP Financial Measures
DXP supplements reporting of net income with non-GAAP measurements, including EBITDA, adjusted EBITDA, free cash flow, non-GAAP net income and net debt. This supplemental information should not be considered in isolation or as a substitute for the unaudited GAAP measurements. Additional information regarding EBITDA, free cash flow and non-GAAP net income referred to in this press release are included below under "Unaudited Reconciliation of Non-GAAP Financial Information."

The Company believes EBITDA provides additional information about: (i) operating performance, because it assists in comparing the operating performance of the business, as it removes the impact of non-cash depreciation and amortization expense as well as items not directly resulting from core operations such as interest expense and income taxes and (ii) the performance and the effectiveness of operational strategies. Additionally, EBITDA performance is a component of a measure of the Company’s financial covenants under its credit facility. Furthermore, some investors use EBITDA as a supplemental measure to evaluate the overall operating performance of companies in the industry. Management believes that some investors’ understanding of performance is enhanced by including this non-GAAP financial measure as a reasonable basis for comparing ongoing results of operations. By providing this non-GAAP financial measure, together with a reconciliation from net income, the Company believes it is enhancing investors’ understanding of the business and results of operations, as well as assisting investors in evaluating how well the Company is executing strategic initiatives.

About DXP Enterprises, Inc.
DXP Enterprises, Inc. is a leading products and service distributor that adds value and total cost savings solutions to industrial customers throughout the United States, Canada, Mexico and Dubai. DXP provides innovative pumping solutions, supply chain services and maintenance, repair, operating and production ("MROP") services that emphasize and utilize DXP’s vast product knowledge and technical expertise in rotating equipment, bearings, power transmission, metal working, industrial supplies and safety products and services. DXP's breadth of MROP products and service solutions allows DXP to be flexible and customer-driven, creating competitive advantages for our customers. DXP’s business segments include Service Centers, Innovative Pumping Solutions and Supply Chain Services. For more information, go to www.dxpe.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe-harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking. These forward-looking statements include without limitation those about the Company’s expectations regarding the impact of the COVID-19 pandemic and the impact of low commodity prices of oil and gas; the Company’s business, the Company’s future profitability, cash flow, liquidity, and growth. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company. These risks and uncertainties include, but are not limited to; decreases in oil and natural gas prices; decreases in oil and natural gas industry expenditure levels, which may result from decreased oil and natural gas prices or other factors; ability to obtain needed capital, dependence on existing management, leverage and debt service, domestic or global economic conditions, economic risks related to the impact of COVID-19, ability to manage changes and the continued health or availability of management personnel and changes in customer preferences and attitudes. In some cases, you can identify forward-looking statements by terminology such as, but not limited to, “may,” “will,” “should,” “intend,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “goal,” or “continue” or the negative of such terms or other comparable terminology. For more information, review the Company’s filings with the Securities and Exchange Commission. More information on these risks and other potential factors that could affect the Company’s business and financial results is included in the Company’s filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. The Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

NEWS RELEASE CONTACT: Kent Yee Senior Vice President, CFO www.dxpe.com THE INDUSTRIAL DISTRIBUTION EXPERTS

DXP ENTERPRISES, INC. AND SUBSIDIARIES UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS ($ thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021

Sales	$406,295	$293,149	$1,480,832	$1,113,921
Cost of sales	295,036	208,494	1,058,794	785,415
Gross profit	111,259	84,655	422,038	328,506
Selling, general and administrative expenses	87,525	77,062	324,286	288,649
Impairments and other charges	—	—	—	—
Operating income	23,734	7,593	97,752	39,857
Other (income) expense, net	(227)	570	2,716	(414)
Interest expense	11,525	5,245	29,135	21,089
Income before income taxes	12,436	1,778	65,901	19,182
Provision for income taxes	4,397	1,051	17,799	3,431
Net income	8,039	727	48,102	15,751
Net income (loss) attributable to NCI*	885	(155)	(53)	(745)
Net income attributable to DXP Enterprises, Inc.	7,154	882	48,155	16,496
Preferred stock dividend	23	22	90	90
Net income attributable to common shareholders	$7,131	$860	$48,065	$16,406
Diluted earnings per share attributable to DXP Enterprises, Inc.	$0.37	$0.05	$2.47	$0.83
Weighted average common shares and common equivalent shares outstanding	19,262	19,579	19,471	19,789

*NCI represents non-controlling interest

NEWS RELEASE CONTACT: Kent Yee Senior Vice President, CFO www.dxpe.com THE INDUSTRIAL DISTRIBUTION EXPERTS

Business segment financial highlights:

•Service Centers’ revenue for the fiscal year was $1.0 billion, an increase of 23.6 percent year-over-year with a 12.6 percent operating income margin.
◦Revenue for the fourth quarter was $279.4 million, an increase of 34.3 percent year-over-year with a 11.4 percent operating income margin.
•Innovative Pumping Solutions’ revenue for the fiscal year was $231.1 million, an increase of 65.6 percent year over year with an 13.0 percent operating income margin.
◦Revenue for the fourth quarter was $61.2 million, an increase of 41.8 percent year-over-year with an operating income margin of 11.3 percent.
•Supply Chain Services’ revenue for the fiscal year was $240.4 million, an increase of 52.3 percent year-over-year with a 8.1 percent operating margin.
◦Revenue for the fourth quarter was $65.7 million, an increase of 56.4 percent year-over-year with a 7.9 percent operating income margin.

SEGMENT DATA
($ thousands, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Sales	2022	2021	2022	2021
Service Centers	$279,378	$207,955	$1,009,356	$816,496
Innovative Pumping Solutions	61,212	43,179	231,102	139,591
Supply Chain Services	65,704	42,015	240,374	157,834
Total DXP Sales	$406,294	$293,149	$1,480,832	$1,113,921

	Three Months Ended December 31,		Twelve Months Ended December 31,
Operating Income	2022	2021	2022	2021
Service Centers	$31,737	$21,679	$127,174	$98,931
Innovative Pumping Solutions	6,914	6,043	30,036	12,070
Supply Chain Services	5,220	2,787	19,530	11,963
Total segment operating income	$43,871	$30,509	$176,740	$122,964

NEWS RELEASE CONTACT: Kent Yee Senior Vice President, CFO www.dxpe.com THE INDUSTRIAL DISTRIBUTION EXPERTS
Reconciliation of Operating Income for Reportable Segments
($ thousands, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Operating income for reportable segments	$43,871	$30,509	$176,741	$122,964
Adjustment for:
Impairments and other charges	—	—	—	—
Amortization of intangibles	4,957	4,507	18,915	17,197
Corporate expenses	15,180	18,409	60,074	65,910
Total operating income	$23,734	$7,593	$97,752	$39,857
Interest and other financing expenses	11,525	5,245	29,135	21,089
Other (income) expense, net	(227)	570	2,716	(414)
Income before income taxes	$12,436	$1,778	$65,901	$19,182

Unaudited Reconciliation of Non-GAAP Financial Information
($ thousands, unaudited)

The following table is a reconciliation of EBITDA and adjusted EBITDA, a non-GAAP financial measure, to income (loss) before income taxes, calculated and reported in accordance with U.S. GAAP.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Income before income taxes	12,436	1,778	$65,901	$19,182
Plus: interest and other financing expenses	11,525	5,245	29,135	21,089
Plus: depreciation and amortization	7,175	7,073	28,500	27,143
EBITDA	$31,136	$14,096	$123,536	$67,414

Plus: NCI loss income before tax*	—	206	227	993
Plus: One-time non-cash loss	—	—	1,193	—
Plus: stock compensation expense	482	469	1,850	1,823
Adjusted EBITDA	$31,618	$14,771	$126,806	$70,230

* NCI represents non-controlling interest

NEWS RELEASE CONTACT: Kent Yee Senior Vice President, CFO www.dxpe.com THE INDUSTRIAL DISTRIBUTION EXPERTS

DXP ENTERPRISES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
($ thousands, except per share amounts)

	December 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash	$46,026	$48,989
Restricted cash	91	91
Accounts receivable, net of allowances for doubtful accounts	320,880	218,137
Inventories	101,392	100,894
Costs and estimated profits in excess of billings	23,588	17,193
Prepaid expenses and other current assets	21,644	9,522
Federal income taxes receivable	2,493	9,748
Total current assets	$516,114	$404,574
Property and equipment, net	45,964	51,880
Goodwill	333,759	296,541
Other intangible assets, net of accumulated amortization	79,585	79,205
Operating lease right-of-use assets	57,402	57,221
Other long-term assets	4,456	4,806
Total assets	$1,037,280	$894,227

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$4,369	$3,300
Trade accounts payable	100,784	77,842
Accrued wages and benefits	26,260	23,006
Customer advances	20,128	12,924
Billings in excess of costs and estimated profits	10,411	3,581
Current-portion operating lease liabilities	18,083	18,203
Other current liabilities	32,866	42,206
Total current liabilities	$212,901	$181,062
Long-term debt, less unamortized debt issuance costs	409,205	315,397
Long-term operating lease liabilities	40,189	39,922
Other long-term liabilities	4,701	3,603
Deferred income taxes	4,892	7,516
Total long-term liabilities	$458,987	$366,438
Total Liabilities	$671,888	$547,500
Equity:
Total DXP Enterprises, Inc. equity	365,392	346,674
Non-controlling interest	$—	53
Total Equity	$365,392	$346,727
Total liabilities and equity	$1,037,280	$894,227

NEWS RELEASE CONTACT: Kent Yee Senior Vice President, CFO www.dxpe.com THE INDUSTRIAL DISTRIBUTION EXPERTS

Unaudited Reconciliation of Non-GAAP Financial Information
($ thousands, unaudited)

The following table is a reconciliation of free cash flow, a non-GAAP financial measure, to cash flow from operating activities, calculated and reported in accordance with U.S. GAAP.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Net cash from operating activities	$3,638	$14,258	$5,894	$37,089
Less: purchases of property and equipment	(1,490)	(3,015)	(4,916)	(5,999)
Plus: proceeds from sales of property and equipment	—	372	—	1,669
Free cash flow	$2,148	$11,615	$978	$32,759

The following table is a reconciliation of adjusted net income, a non-GAAP financial measure, to net income, calculated and reported in accordance with U.S. GAAP.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
GAAP Net Income:	$7,154	$882	$48,155	$16,496
One-time non-cash loss	—	—	1,193	—
One-time debt financing costs	1,972	—	2,103	—
Adjustment for taxes*	533	—	890	—
Non-GAAP net income	$9,659	$882	$52,341	$16,496

Weighted average common shares and common equivalent shares outstanding
Basic	18,422	18,739	18,631	18,949
Diluted	19,262	19,579	19,471	19,789

Diluted earnings per share:
GAAP	$0.37	$0.05	$2.47	$0.83
Non-GAAP	$0.50	$0.05	$2.69	$0.83

* Adjustment for taxes relates to the tax effects of the adjustments that we incorporated into non-GAAP measures in order to provide a more meaningful measure of non-GAAP net income. Also, we have included an adjustment for the normalizing of tax credits and adjustments. The year-to-date effective tax rate of 27.0 percent was applied to the one-time charges associated with the disposal of DXP's variable interest entity and one-time debt financing costs.